SECOND AMENDED AND RESTATED
BY-LAWS
of
HASBRO, INC.
(as amended from time to time)
ARTICLE I

OFFICES
Section 1.1.Principal Office. The office of Hasbro, Inc. (the “Corporation”) within the State of Rhode Island shall be located in the City of Pawtucket, County of Providence, or at such other location within or without the State of Rhode Island as the Board of Directors of the Corporation (the “Board or the “Board of Directors”) may from time to time determine.
Section 1.2.Other Offices. The Corporation may also have offices and places of business at such other places within or without the State of Rhode Island as the Board of Directors may from time to time determine or the business of the Corporation may require.
ARTICLE II

MEETINGS OF SHAREHOLDERS
Section 2.1.        Place; Remote Meetings. All meetings of shareholders of the Corporation shall be held at such place within or without the State of Rhode Island or in whole or in part by means of remote communications in accordance with Rhode Island General Laws Section 7-1.2-701(g), as shall be stated in the notice of the meeting. The Board of Directors or the Chair of the Board of Directors may designate the place of a meeting of the shareholders. If no designation is so made, the place of meeting shall be the principal office of the Corporation.
Section 2.2.        Annual Meeting. A meeting of the shareholders of the Corporation shall be held annually on such date and at such time and place (or in lieu of a place, by means of remote communication as provided in Section 2.1) as the Board of Directors shall determine, and at such meeting, the shareholders shall transact such business as may properly be brought before the meeting.
Section 2.3.        Special Meetings. Special meetings of the shareholders of the Corporation, for any purpose or purposes, unless otherwise prescribed by statute or by the Restated Articles of Incorporation of the Corporation, as amended and/or restated from time to time (the “Articles of Incorporation”), may be called by the Chair of the Board, any Vice Chair, the Chief Executive Officer, any Chief Operating Officer, the President or the Board of Directors.
Section 2.4.        Notice of Meetings. Written notice of each meeting of shareholders of the Corporation stating the place or the means of remote communication (if applicable), date and hour thereof, and in the case of a special meeting of shareholders, specifying the purpose or purposes thereof, and the person or persons by whom or at whose direction such meeting has been called, shall be given to each shareholder entitled to vote thereat, at the shareholder’s address as it appears on the records of the

Corporation, not less than ten (10) nor more than sixty (60) days prior to the meeting unless otherwise required by law.
Section 2.5.        Quorum; Adjournment; Postponement. At each meeting of the shareholders of the Corporation, the holders of a majority of shares of the Corporation entitled to vote thereat, present in person or by proxy, shall constitute a quorum, except as may be otherwise provided by the Articles of Incorporation or these Second Amended and Restated By-Laws of the Corporation, as amended and/or restated from time to time (these “By-Laws”). If, however, a quorum shall not be present on the date specified in the original notice of meeting, the shareholders entitled to vote thereat, present in person or by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. The Meeting Chair (as defined in Section 2.12) or the Board of Directors shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, regardless of quorum. At any such adjourned meeting, at which a quorum shall be present, the shareholders, present in person or by proxy, may transact any business which might have been transacted had a quorum been present on the date specified in the original notice of meeting. Any previously scheduled meeting of shareholders may be postponed, canceled or rescheduled by the Board of Directors at any time for any reason, and the Corporation shall announce such postponement, cancelation or rescheduling by means of a public announcement (as defined in Article XIII).
Section 2.6.        Voting. At any meeting of the shareholders of the Corporation, each shareholder having the right to vote shall be entitled to vote in person or by proxy appointed by an instrument in writing subscribed by such shareholder or otherwise appointed in accordance with the provisions of Section 2.7. Except as may be otherwise provided by the Articles of Incorporation, each holder of record of Common Stock shall be entitled to one vote for every share of such stock standing in such holder’s name on the books of the Corporation.
When a quorum is present at any meeting of shareholders, matters other than the election of directors shall be decided by the vote of the holders of a majority of the stock having voting power and represented in person or by proxy at such meeting, except where a different voting threshold is provided for such matter by the Articles of Incorporation or Article XII, in which case such different voting threshold shall apply. For purposes of this Section 2.6, a vote of the holders of a majority of the stock shall mean that the number of votes cast “for” a matter exceeds 50% of the number of votes cast with respect to that matter. Votes cast shall include votes against the matter and shall exclude abstentions and broker non-votes with respect to that matter, but abstentions and broker non-votes will be considered for purposes of establishing a quorum.
In an election of directors which is not a contested election (as defined below), when a quorum is present, each nominee to be elected by shareholders shall be elected if the votes cast “for” such nominee exceed the votes cast “against” such nominee. Votes cast shall exclude abstentions and broker non-votes with respect to that nominee’s election, but abstentions and broker non-votes will be considered for purposes of establishing a quorum. In cases where as of the tenth (10th) day preceding the date on which the Corporation first mails its notice of meeting, for a meeting at which directors are being elected, the number of nominees for director exceeds the number of directors to be elected, as determined by the Secretary of the Corporation (referred to as a “contested election”), when a quorum is present, each nominee to be elected by shareholders shall be elected by a plurality of the votes cast.
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In the event the Corporation receives proxies for disqualified or withdrawn nominees for the Board of Directors, such votes for such disqualified or withdrawn nominees in the proxies will be treated as abstentions.
Section 2.7.        Proxies. Each proxy shall be either (a) executed in writing by the shareholder or the shareholder’s qualified representative (as defined in Article XIII) or (b) provided through instructions transmitted by or on behalf of the shareholder by means of electronic transmission, which in the case of this subsection (b) are both (i) consistent with the procedures of the Corporation designed to verify that such instructions have been authorized by such shareholder and (ii) comply with the applicable requirements of the Rhode Island Business Corporation Act for such proxies. No proxy shall be valid after the expiration of eleven (11) months from the date of its execution unless it shall have specified therein a longer duration. Each proxy shall be revocable at the pleasure of the person executing it or of such person’s personal representative, except in those cases where an irrevocable proxy is permissible under applicable law.
Section 2.8.        Consents. Action shall be taken by the shareholders only by unanimous written consent or at annual or special meetings of shareholders of the Corporation except that, if and with the percentage of the outstanding Preference Stock or any series thereof (the “Required Percentage”) set forth in the resolution or resolutions adopted by the Board of Directors with respect to the Preference Stock, action may be taken without a meeting, without prior notice and without a vote, if consent in writing setting forth the action so taken, shall be signed by the holders of the Required Percentage of the outstanding Preference Stock or any series thereof entitled to vote thereon.
Section 2.9.        Shareholder Proposals.
(a)Except as otherwise expressly provided in the Articles of Incorporation or pursuant to applicable law, only such business shall be conducted at an annual meeting of shareholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 2.9. To be properly brought before an annual meeting of shareholders, business must be a proper matter for shareholder action and must be (i) specified in the notice of meeting (or any supplement thereto) given by the Corporation; (ii) brought before the annual meeting by or at the direction of the Board of Directors (or any duly authorized committee thereof); or (iii) otherwise properly brought before the annual meeting by any shareholder of the Corporation (A) who is a shareholder of record on the date of the giving of notice provided for in this Section 2.9 and through the time of such annual meeting and (B) who complies with the notice and other procedures and requirements set forth in this Section 2.9. In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in proper written form to the Secretary of the Corporation and provide any updates or supplements to such notice at the times and in the forms required by this Section 2.9. To be timely, a shareholder’s notice to the Secretary for purposes of this Section 2.9 must be stated in writing and delivered to or mailed and received at the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred and twenty (120) days prior to the one-year anniversary date of the immediately preceding annual meeting of shareholders; provided that if the date of the annual meeting is advanced more than thirty (30) days prior to or delayed by more than thirty (30) days after such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the one hundred twentieth (120th) day prior to such annual meeting and not later than the later of (x) the ninetieth (90th) day prior to the date of such annual meeting or (y) the tenth (10th) day following the day on which notice of the date of the annual meeting was mailed or
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public disclosure of the date of the annual meeting was made, whichever first occurs. In no event shall an adjournment, postponement, cancelation or rescheduling of a scheduled meeting of shareholders (or the public announcement thereof) commence a new time period (or extend any time period) for the giving of a shareholder’s notice as described above. All business so stated, proposed and delivered or mailed and received shall, if appropriate under applicable law, be considered at the annual meeting, but no other proposal shall be acted upon at the annual meeting. These provisions shall not prevent the consideration and approval or disapproval at the annual meetings of reports of officers, directors and committees, but in connection with such reports no new business shall be acted upon at such annual meeting unless stated and filed as herein provided.
(b)The business to be taken up at a special meeting of shareholders shall be confined to that set forth in the notice of special meeting.
(c)To be in proper written form, a shareholder’s notice to the Secretary for purposes of this Section 2.9 must set forth:
(i)a brief description of the business desired to be brought before the meeting;
(ii)the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend these By-Laws, the language of the proposed amendment);
(iii) the reasons for conducting such business at the meeting and any material interest in such business of each Proposing Person (as defined in Article XIII), including any anticipated benefit therefrom to each Proposing Person;
(iv)all other information relating to such business that would be required to be disclosed in a proxy statement or other filing made with the SEC by any Proposing Person in connection with the contested solicitation of proxies in support of such business, or that would otherwise be required, in each case pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether or not any Proposing Person intends to deliver a proxy statement or conduct a proxy solicitation; and
(v)all information that would be required to be set forth in a shareholder’s notice pursuant to Sections 2.10(c)(i) and (iii) (other than the representations set forth in Section 2.10(c)(i)(F)).
All of the information, statements and representations provided pursuant to this Section 2.9(c) shall be updated, supplemented or corrected as required by Sections 2.11(b)-(c).
Section 2.10.        Nomination of Directors.
(a)Except as otherwise expressly provided in the Articles of Incorporation or pursuant to applicable law, only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation. Nominations of persons for election to the Board of Directors may be made at any annual meeting of shareholders (i) by or at the direction of the Board of Directors (or any duly authorized committee thereof); (ii) by any shareholder of the Corporation (A) who is a shareholder of record on the date of the giving of notice provided for in this Section 2.10
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and through the time of such annual meeting and (B) who complies with the notice and other procedures and requirements set forth in this Section 2.10; or (iii) by a shareholder or group of shareholders of the Corporation who comply with the notice and other procedures and requirements set forth in paragraph (d) of this Section 2.10.
(b)In addition to any other applicable requirements, for a nomination to be made by a shareholder, such shareholder must have given timely notice thereof in proper written form to the Secretary of the Corporation and provide any updates or supplements to such notice at the times and in the forms required by this Section 2.10. To be timely, a shareholder’s notice to the Secretary must be stated in writing and delivered to or mailed and received at the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred and twenty (120) days prior to the one-year anniversary date of the immediately preceding annual meeting of shareholders; provided that if the date of the annual meeting is advanced more than thirty (30) days prior to or delayed by more than thirty (30) days after such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the one hundred twentieth (120th) day prior to such annual meeting and not later than the later of (x) the ninetieth (90th) day prior to the date of such annual meeting or (y) the tenth (10th) day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs. In no event shall an adjournment, postponement, cancelation or rescheduling of a scheduled meeting of shareholders (or the public announcement thereof) commence a new time period (or extend any time period) for the giving of a shareholder’s notice as described above. The number of nominees a shareholder may nominate for election at an annual meeting of shareholders (or in the case of a shareholder giving notice on behalf of a beneficial owner, the number of nominees a shareholder may nominate for election at an annual meeting of shareholders on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such meeting.
(c)To be in proper written form, a shareholder’s notice to the Secretary for purposes of this Section 2.10 must set forth:
(i)as to each Proposing Person (including any proposed nominee):
(A)the name and address of such Proposing Person (including, if applicable, the name and address as they appear on the Corporation’s books and records);
(B)the class or series and number of shares of capital stock of the Corporation that are, directly or indirectly, owned beneficially or of record by such Proposing Person, except such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of capital stock of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future;
(C)the date or dates the shares in the foregoing clause (B) were acquired, the investment intent of such acquisition and any pledge by such Proposing Person with respect to any of such shares;
(D)the name of each nominee holder for, and number of, any Corporation securities owned beneficially but not held of record by the Proposing Person;
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(E)a representation that (1) the shareholder giving notice is a holder of record of shares of the Corporation entitled to vote at such annual meeting and (2) such shareholder (or a qualified representative thereof) intends to appear in person or by proxy at the meeting to bring such business or nominate the person(s) named in its notice, and an acknowledgment that, if such shareholder (or a qualified representative thereof) does not appear (including virtually, in the case of a meeting conducted by means of remote communication) to present such business or nomination(s) at such annual meeting, the Corporation need not present such business or nomination(s) for a vote at such annual meeting, notwithstanding that proxies in respect of such vote may have been received by the Corporation;
(F)a representation that the shareholder giving notice and any other Proposing Person that intends to solicit proxies in support of director nominees other than the Corporation’s nominees will (1) solicit proxies from holders of the Corporation’s outstanding capital stock representing at least 67% of the voting power of shares of capital stock entitled to vote on the election of directors, (2) include a statement to that effect in its proxy statement and/or the form of proxy, (3) otherwise comply with Rule 14a-19 promulgated under the Exchange Act and (4) provide the Secretary of the Corporation not less than five (5) business days prior to the meeting or any adjournment, postponement or rescheduling thereof, with reasonable documentary evidence (as determined by the Secretary in good faith) that such shareholder and other Proposing Persons complied with such representations;
(G)any Derivative Instrument (as defined in Article XIII) owned beneficially, directly or indirectly, by any such Proposing Person or to which any such Proposing Person is a party, all of which Derivative Instruments shall be disclosed without regard to whether (1) any such Derivative Instrument conveys any voting rights in shares of any class or series of capital stock of the Corporation to such Proposing Person, (2) any such Derivative Instrument is required to be, or is capable of being, settled through delivery of shares of any class or series of capital stock of the Corporation or (3) such Proposing Person may have entered into other transactions that hedge or mitigate the economic effect of any such Derivative Instrument;
(H)any rights to dividends on the shares of any class or series of the Corporation owned beneficially, directly or indirectly, by such Proposing Person that are separated or separable from such underlying shares;
(I)any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership, limited liability company or similar entity in which any such Proposing Person (1) is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership or (2) is the manager, managing member or, directly or indirectly, beneficially owns an interest in the manager or managing member of such limited liability company or similar entity;
(J)any performance-related fees (other than an asset-based fee) that such Proposing Person is directly or indirectly entitled to based on any increase or decrease in the price or value of shares of any class or series of the Corporation, or any Derivative Instruments, including any such interests held
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by members of any such Proposing Person’s immediate family sharing the same household;
(K)all other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing made with the SEC if, with respect to any such nomination or item of business, such Proposing Person was a participant in a contested solicitation subject to Section 14(a) of the Exchange Act, whether or not any such Proposing Person intends to deliver a proxy statement or conduct its own proxy solicitation; and
(L)all information that would be required to be set forth in a Schedule 13D filed pursuant to Rule 13d-1(a) promulgated under the Exchange Act or an amendment pursuant to Rule 13d-2(a) promulgated under the Exchange Act as if such a statement were required to be filed under the Exchange Act by such Proposing Person (regardless of such Proposing Person is actually required to file a Schedule 13D); provided, however, the disclosures to be made pursuant to the foregoing clauses (G) through this clause (L) shall not include any disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the shareholder directed to prepare and submit the notice required by these By-Laws on behalf of a beneficial owner;
(ii)as to each person whom a Proposing Person proposes to nominate for election or reelection as a director:
(A)the age and the principal occupation or employment of such proposed nominee;
(B)a description of all direct and indirect compensation or other material monetary agreements, arrangements or understandings during the three (3) years prior to the date of the shareholder’s notice, and any other material relationships, between or among any Proposing Person, on the one hand, and each proposed nominee, his or her respective affiliates and associates (as defined in Article XIII) and any other persons with whom such proposed nominee (or any of his or her respective affiliates and associates) is acting in concert, on the other hand, including all information that would be required to be disclosed pursuant to Item 404 of Regulation S-K if such Proposing Person were the “registrant” for purposes of such rule and the proposed nominee were a director or executive officer of such registrant;
(C)a completed and signed written questionnaire with respect to the background and qualification of such proposed nominee (which questionnaire shall be provided by the Secretary within ten (10) days of receipt of a request) and a completed and signed written representation and agreement (in the form provided by the Secretary within ten (10) days of receipt of a request) that such proposed nominee (1) is not and will not become a party to (x) any transaction, agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such proposed nominee, if elected as a director, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or (y) any Voting Commitment that could limit or interfere with such proposed nominee’s ability to comply, if elected as a director, with such proposed nominee’s fiduciary duties under applicable law, (2) is not, and will
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not become a party to, any transaction, agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, payment, reimbursement or indemnification in connection with service or action as a director that has not been disclosed to the Corporation, (3) in such proposed nominee’s individual capacity, would be in compliance, if elected as a director, and will comply with applicable law (including applicable fiduciary duties under state law), stock exchange listing standards and publicly disclosed corporate governance, ethics, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation, and any other Corporation policies and guidelines applicable to directors, (4) intends to serve a full term if elected as a director and (5) will provide facts, statements and other information in all communications with the Corporation and its shareholders that are or will be true and correct in all material respects, and that do not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading; and
(D)all other information relating to such proposed nominee that would be required to be disclosed in a proxy statement or other filing made with the U.S. Securities and Exchange Commission (the “SEC”) by any Proposing Person in connection with the solicitation of proxies for a contested election of directors, or would be otherwise required, in each case pursuant to Section 14(a) of the Exchange Act; and
(iii)        a complete and accurate description of all agreements, arrangements or understandings, written or oral, and formal or informal, (A) between or among the shareholder giving notice and any other Proposing Person or (B) between or among the shareholder giving notice or any other Proposing Person and any other person or entity (naming each such person or entity) in connection with or related to the proposed item of business or nomination, including (x) any proxy, contract, arrangement, understanding or relationship pursuant to which such shareholder or other Proposing Person has the right to vote, directly or indirectly, any shares of any security of the Corporation and (y) any understanding, formal or informal, written or oral, that such shareholder or any other Proposing Person may have reached with any shareholder (including the full legal name of such shareholder) with respect to how such shareholder will vote, directly or indirectly, its shares in the Corporation at any meeting of shareholders or take other action in support of the a proposed item of business or nomination or election of Directors, or other action to be taken, by such shareholder or any other Proposing Person.
The Corporation may require that any Proposing Person, including any proposed nominee, furnish such other information as may reasonably be required by the Corporation with respect to any item of business or nomination proposed to be brought before or made at the annual meeting of shareholders or to determine the eligibility, suitability or qualifications of such proposed nominee to serve as director of the Corporation, including such additional information as necessary to permit the Board of Directors to determine if such proposed nominee is independent, including for purposes of serving on any Committee of the Board of Directors, under the listing standards of each principal securities exchange upon which shares of the Corporation are listed, any applicable rules of the SEC and any publicly disclosed standards used by the Board of Directors in determining and disclosing the independence of the Corporation’s directors and to determine whether the nominee otherwise meets all other publicly disclosed standards applicable to directors. Such other information shall be delivered to the
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Corporation no later than five (5) business days after the request by the Corporation for such information has been delivered to the Proposing Person. Such written notice from the nominating shareholder must be accompanied by a written consent of each proposed nominee to being named as a nominee in any proxy statement for the applicable meeting and any associated proxy card and to serve as a director, if elected. All of the information, statements and representations provided pursuant to this Section 2.10(c) shall be updated, supplemented or corrected as required by Sections 2.11(b)-(c).
(d)        Proxy Access. The Corporation shall include in its proxy statement (including its form of proxy) for any annual meeting of shareholders the name of any shareholder nominee for election to the Board of Directors submitted pursuant to this paragraph (d) of Section 2.10 (each a “Shareholder Nominee”) provided that (i) timely written notice of such Shareholder Nominee satisfying this paragraph (d) of Section 2.10 is delivered to the Secretary of the Corporation by or on behalf of a shareholder or shareholders that, at the time the notice is delivered, satisfy the ownership and other requirements of this paragraph (d) of Section 2.10 (such shareholder or shareholders, and any person on whose behalf they are acting, the “Eligible Shareholder”), (ii) the Eligible Shareholder expressly elects in writing at the time of providing the notice required by this paragraph (d) of Section 2.10 to have its nominee included in the Corporation’s proxy statement pursuant to this paragraph (d) of Section 2.10, and (iii) the Eligible Shareholder and the Shareholder Nominee otherwise satisfy the procedures and requirements of this Section 2.10, except as otherwise expressly provided in this paragraph (d) of Section 2.10.
To be timely, an Eligible Shareholder’s notice to the Secretary must be stated in writing and delivered to or mailed and received at the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred and twenty (120) days prior to the one-year anniversary date of the immediately preceding annual meeting of shareholders; provided that if the date of the annual meeting is advanced more than thirty (30) days prior to or delayed by more than thirty (30) days after such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the one hundred twentieth (120th) day prior to such annual meeting and not later than the later of (x) the ninetieth (90th) day prior to the date of such annual meeting or (y) the tenth (10th) day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs. In no event shall an adjournment, postponement, cancelation or rescheduling of a scheduled meeting of shareholders (or the public announcement thereof) commence a new time period (or extend any time period) for the giving of an Eligible Shareholder’s notice as described above.
In addition to including the name of the Shareholder Nominee in the Corporation’s proxy statement for the annual meeting, the Corporation also shall include (i) the information concerning the Shareholder Nominee and the Eligible Shareholder that is required to be disclosed in the Corporation’s proxy statement pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and (ii) if the Eligible Shareholder so elects, a Statement (as defined below) (collectively, the “Required Information”). Nothing in this paragraph (d) of Section 2.10 shall limit the Corporation’s ability to solicit against and include in its proxy statement its own statements relating to any Shareholder Nominee.
The number of Shareholder Nominees (including Shareholder Nominees that were submitted by an Eligible Shareholder for inclusion in the Corporation’s proxy statement pursuant to this paragraph (d) of Section 2.10 but either are subsequently withdrawn or that the Board of Directors decides to nominate (each a “Board Nominee”)) appearing in the Corporation’s proxy statement with respect to a meeting of shareholders shall not exceed the greater of (i) two (2) or (ii) 20% of the number of directors in office as of the last day on which notice of a nomination may be delivered pursuant to this paragraph (d) of Section 2.10 (the “Final Proxy Access Nomination Date”) or, if such amount is not a whole number, the closest whole number below 20% (the “Permitted Number”).
In the event that the number of Shareholder Nominees submitted by Eligible Shareholders pursuant to this paragraph (d) of Section 2.10 exceeds the Permitted Number, each Eligible Shareholder shall select one Shareholder Nominee for inclusion in the Corporation’s proxy statement until the Permitted Number is reached, going in the order of the amount (largest to smallest) of shares of the Corporation’s capital stock each Eligible Shareholder disclosed as owned in the original written notice of the nomination submitted to the Corporation. If the Permitted Number is not reached after each Eligible Shareholder has selected one Shareholder Nominee, this selection process shall continue as many times as necessary, following the same order each time, until the Permitted Number is reached. Following such determination, if any Shareholder Nominee who satisfies the eligibility requirements of this Section 2.10 is thereafter (i) nominated by the Board of Directors or (ii) not included in the Corporation’s proxy materials or is not otherwise presented for a vote as a director pursuant to this Section 2.10 as a result of (x) the Eligible Shareholder making the nomination becoming ineligible or withdrawing its nomination, (y) the Shareholder Nominee becoming unwilling or unable to serve on the Board of Directors or (z) the Eligible Shareholder or the Shareholder Nominee failing to comply with the provisions of this Section 2.10, no other nominee shall be included in the Corporation’s proxy materials or otherwise presented for a vote as a director pursuant to this paragraph (d) of Section 2.10 in substitution thereof.
An Eligible Shareholder must have owned (as defined below) continuously for at least three (3) years a number of shares that represents 3% or more of the total voting power of the Corporation’s outstanding shares of capital stock entitled to vote on the election of directors (the “Required Shares”) as of both the date of the written notice of the nomination is delivered to or mailed and received by the Corporation in accordance with this paragraph (d) of Section 2.10 and the record date for determining shareholders entitled to vote at the meeting and must continue to own the Required Shares through the meeting date. For purposes of satisfying the ownership requirement under this paragraph (d) of Section 2.10, the shares of the Corporation’s capital stock owned by one or more shareholders, or by the person or persons who own shares of the Corporation’s capital stock and on whose behalf any shareholder is acting, may be aggregated, provided that the number of shareholders and other persons whose ownership of shares is aggregated for such purpose shall not exceed twenty (20). The following shall be treated as one Eligible Shareholder if such Eligible Shareholder shall provide, together with the notice delivered to the Corporation pursuant to this Section, documentation reasonably satisfactory to the Board of Directors or its designee that demonstrates compliance with the following criteria: (1) funds under common management and investment control; (2) funds under common management and funded primarily by the same employer; or (3) a “family of investment companies” or a “group of investment companies” (each as defined in the Investment Company Act of 1940 and the rules, regulations and forms adopted thereunder, all as amended).
For purposes of this paragraph (d) of Section 2.10, a person shall be deemed to “own” only those outstanding shares of the Corporation’s capital stock as to which the person possesses both (i) the full voting and investment rights pertaining to the shares and (ii) the full economic interest in (including the opportunity for profit and risk of loss on) such shares; provided that the number of shares calculated in accordance with clauses (i) and (ii) shall not include any shares (x) sold by such person or any of its affiliates in any transaction that has not been settled or closed, (y) borrowed by such person or any of its affiliates for any purposes or purchased by such person or any of its affiliates pursuant to an agreement to resell or (z) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such person or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares of the Corporation’s capital stock, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of (A) reducing in any manner, to any extent or at any time in the future, such person’s or affiliates’ full right to vote or direct the voting of in any such shares, and/or (B) hedging, offsetting or altering to any degree gain or loss arising from the full economic ownership of such shares by such person or affiliate.
A person shall “own” shares held in the name of a nominee or other intermediary so long as the person retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. A person’s ownership of shares shall be deemed to continue during any period in which (i) the person has loaned such shares, provided that the person has the power to recall such loaned shares on five (5) business days’ notice, or (ii) the person has delegated any voting power by means of a proxy, power of attorney or other instrument or arrangement that is revocable at any time by the person.
Whether outstanding shares of the Corporation’s capital stock are “owned” for these purposes shall be determined by the Board of Directors, which determination shall be conclusive and binding on the Corporation and its shareholders.
The Eligible Shareholder must provide with its timely notice of nomination the following information in writing to the Secretary: (i) one or more written statements from the record holder of the shares (and from each intermediary through which the shares are or have been held during the requisite three (3) year holding period) verifying that, as of a date within seven (7) calendar days prior to the date the written notice of the nomination is delivered to or mailed and received by the Corporation, the Eligible Shareholder owns, and has owned continuously for the preceding three (3) years, the Required Shares, and the Eligible Shareholder’s agreement to provide, (A) within five (5) business days after the record date for the meeting, written statements from the record holder and intermediaries verifying the Eligible Shareholder’s continuous ownership of the Required Shares through the record date, and (B) immediate notice if the Eligible Shareholder ceases to own any of the Required Shares prior to the date of the applicable annual meeting of shareholders; (ii) documentation satisfactory to the Corporation demonstrating that a group of funds treated as one shareholder for purposes of this Section 2.10 are under common management and investment control; (iii) a representation that the Eligible Shareholder (including each member of any group of shareholders that together is an Eligible Shareholder hereunder): (A) intends to continue to own the Required Shares through the date of the annual meeting; (B) acquired the Required Shares in the ordinary course of business and not with the intent to change or influence control of the Corporation, and does not presently have such intent; (C) has not nominated and will not nominate for election to the Board of Directors at the meeting any person other than the Shareholder Nominee being nominated pursuant to this paragraph (d) of Section 2.10; (D) has not engaged and will not engage in, and has not and will not be, a “participant” in another person’s “solicitation” within the meaning of Rule 14a-1(1) promulgated under the Exchange Act in support of the election of any individual as a director at the meeting other than its Shareholder Nominee or a Board Nominee; (E) will not distribute to any shareholder any form of proxy for the meeting other than the form distributed by the Corporation; and (F) will provide facts, statements and other information in all communications with the Corporation and its shareholders that are or will be true and correct in all material respects and do not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading; (iv) a copy of the Schedule 14N that has been filed with the SEC as required by Rule 14a-18 promulgated under the Exchange Act; (v) in the case of a nomination by a group of persons that together is an Eligible Shareholder, the designation by all group members of one group member that is authorized to act on behalf of all members of the nominating shareholder group with respect to the nomination and matters related thereto, including withdrawal of the nomination; (vi) an undertaking that the Eligible Shareholder agrees to (A) assume all liability stemming from any legal or regulatory violation arising out of the Eligible Shareholder’s communications with the Corporation’s shareholders or out of the information that the Eligible Shareholder provided to the Corporation; (B) indemnify and hold harmless the Corporation and each of its directors, officers and employees individually against any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its directors, officers or employees arising out of the nomination and/or election process for any Shareholder Nominee submitted by the Eligible Shareholder pursuant to this paragraph (d) of Section 2.10; (C) file with the SEC any solicitation or other communication with the Corporation’s shareholders relating to the meeting at which the Shareholder Nominee will be nominated, regardless of whether any such filing is required under Regulation 14A of the Exchange Act or whether any exemption from filing is available for such solicitation or other communication under Regulation 14A of the Exchange Act; and (D) comply with all other applicable laws, rules, regulations and listing standards with respect to any solicitation in connection with the meeting; and (vii) the information, statements, representations, agreements and other documents that would be required to be set forth in or included with a shareholder’s notice of a nomination pursuant to Section 2.10(c) (other than the representations set forth in Section 2.10(c)(i)(E)(1) and Section 2.10(c)(i)(F)).
The Eligible Shareholder may include with its timely notice of a nomination, a written statement for inclusion in the Corporation’s proxy statement for the meeting, not to exceed 500 words, in support of the Shareholder Nominee’s candidacy (the “Statement”). Notwithstanding anything to the contrary contained in this Article II, the Corporation may omit from its proxy statement any information or Statement that it believes would violate any applicable law, rule, regulation or listing standard.
In the event that any information or communications provided by the Eligible Shareholder or Shareholder Nominee to the Corporation or its shareholders ceases to be true and correct in any respect or omits a fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading, each Eligible Shareholder or Shareholder Nominee, as the case may be, shall promptly notify the Secretary of any such inaccuracy or omission in such previously provided information and of the information that is required to make such information or communication true and correct.
The Corporation shall not be required to include, pursuant to this paragraph (d) of Section 2.10, a Shareholder Nominee in its proxy statement (or, if the proxy statement has already been filed, to allow the nomination of a Shareholder Nominee, notwithstanding that proxies in respect of such vote may have been received by the Corporation); (i) if the Eligible Shareholder has nominated for election to the Board of Directors at the annual meeting any person (other than the Shareholder Nominee) pursuant to this Section 2.10 and does not expressly elect at the time of providing the notice to have its nominee included in the Corporation’s proxy statement pursuant to this paragraph (d) of Section 2.10; (ii) if the Eligible Shareholder has or is engaged in, or has been or is a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(1) promulgated under the Exchange Act in support of the election of any individual as a director at the meeting other than its Shareholder Nominee or a Board Nominee; (iii) who is not independent under the applicable listing standards, any applicable rules of the SEC and any publicly disclosed standards used by the Board of Directors in determining and disclosing the independence of the Corporation’s directors, as determined by the Board of Directors; (iv) whose election as a member of the Board of Directors would cause the Corporation to be in violation of these By-Laws, the Articles of Incorporation, the listing standards of the principal exchange upon which the Corporation’s capital stock is traded, or any applicable state or federal law, rule or regulation; (v) if the Shareholder Nominee is or becomes a party to any compensatory, payment or other financial agreement, arrangement or understanding with any person or entity in connection with his or her nomination, service or action as a director of the Corporation, or any agreement, arrangement or understanding with any person or entity as to how the Shareholder Nominee would vote or act on any issue or question as a director, in each case that has not been disclosed to the Corporation; (vi) who is or has been, within the past three (3) years, an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914, as amended; (vii) whose then-current or within the preceding ten (10) years’ business or personal interests place such Shareholder Nominee in a conflict of interest with the Corporation or any of its subsidiaries that would cause such Shareholder Nominee to violate any fiduciary duties of directors established pursuant to Rhode Island law, including but not limited to the duty of loyalty and duty of care, as determined by the Board of Directors; (viii) who is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in such a criminal proceeding within the past ten (10) years; (ix) who is subject to any order of the type specified in Rule 506(d) of Regulation D promulgated under the Securities Act; or (x) if such Shareholder Nominee or the applicable Eligible Shareholder shall have provided information to the Corporation in respect of such nomination that was untrue in any material respect or omitted to state a material fact necessary in order to make the statement made, in light of the circumstances under which they were made, not misleading, as determined by the Board of Directors.
Notwithstanding anything to the contrary set forth herein, the Board of Directors or the person presiding at the meeting shall declare a nomination by an Eligible Shareholder to be invalid, and such nomination shall be disregarded notwithstanding that proxies in respect of such vote may have been received by the Corporation, if (i) the Shareholder Nominee and/or the applicable Eligible Shareholder shall have breached its or their agreements, representations, undertakings and/or obligations pursuant to this paragraph (d) of Section 2.10, as determined by the Board of Directors or the person presiding at the meeting, or (ii) the Eligible Shareholder (or a qualified representative thereof) does not appear at the meeting to present any nomination pursuant to this paragraph (d) of Section 2.10.
Any Shareholder Nominee who is included in the Corporation’s proxy statement for a particular meeting of shareholders but either (i) withdraws from or becomes ineligible or unavailable for election at the meeting or (ii) does not receive a number of votes cast in favor of his or her election at least equal to 25% of the shares present in person or represented by proxy at the annual meeting and entitled to vote on the Shareholder Nominee’s election, shall be ineligible to be included in the Corporation’s proxy statement as a Shareholder Nominee pursuant to this paragraph (d) of Section 2.10 for the next two (2) annual meetings of shareholders following the meeting for which the Shareholder Nominee has been nominated for election.
Section 2.11.Shareholder Proposals and Nomination of Directors, In General.

(a)Except as otherwise expressly provided in the Articles of Incorporation or pursuant to applicable law, only such business shall be conducted at a meeting of shareholders as shall have been brought before the meeting in accordance with the procedures set forth in Section 2.9, and no person shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures set forth in Section 2.10. Except as otherwise expressly provided by these By-Laws or pursuant to applicable law, the Meeting Chair shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures and requirements set forth in Section 2.9 through Section 2.11 (as applicable) and, if any proposed nomination or business was not made or proposed in compliance with such procedures and requirements, or the shareholder fails to comply with the representations of Section 2.9 or Section 2.10 (including with respect to Proposing Persons), the Meeting Chair shall declare to the meeting that the proposal or nomination was defective and such defective proposal or nomination shall be disregarded and no vote shall be taken with respect to such proposed business or nomination, in each case, notwithstanding that proxies with respect to such proposed business or nomination may have been received by the Corporation. Notwithstanding the provisions of Section 2.9 or Section 2.10, unless otherwise required by applicable law, if the shareholder (or a qualified representative thereof) does not appear at the meeting of shareholders to present a nomination or proposed business, such nomination shall be disregarded and such proposed business shall not be considered, notwithstanding that proxies in respect of such vote may have been received by the Corporation.
(b)If any information submitted by any shareholder pursuant to Section 2.9 through Section 2.11 is inaccurate or incomplete in any respect, such information shall be deemed not to have been provided in accordance with these By-Laws. Any such shareholder shall notify the Secretary in writing at the principal executive offices of the Corporation of any inaccuracy or change in any such information within two (2) business days of becoming aware of such inaccuracy or change. Upon written request by the Secretary, the Board of Directors or any committee thereof, any such shareholder shall provide, within seven (7) business days of delivery of such request (or such other reasonable period as may be specified in such request), (i) written verification, reasonably satisfactory to the Board of Directors, any committee thereof or any authorized officer of the Corporation, to demonstrate the accuracy of any information submitted by the shareholder pursuant to Section 2.9 through Section 2.11, and (ii) a written update of any information (including written confirmation by such shareholder that it continues to intend to bring such nomination or other business proposal before the meeting) submitted by the shareholder pursuant to Section 2.9 through Section 2.11 as of an earlier date. If a shareholder fails to provide such written verification or update within such period, the information as to which such written verification or update was requested may be deemed not to have been provided in accordance with Section 2.9 through Section 2.11.
(c)A shareholder providing notice of any business or nomination proposed to be brought before or made at a meeting shall further update and supplement such notice and any other information provided to the Corporation so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment, postponement or rescheduling thereof, and such update and supplement shall be delivered in writing to or mailed and received at the principal executive offices of the Corporation not later than five (5) business days after the record date for the meeting (in the case of the update and supplement required to be made as of the record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment, postponement or rescheduling thereof (or, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned, postponed or rescheduled) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment, postponement or rescheduling thereof). Notwithstanding the foregoing, if a shareholder giving notice no longer intends to solicit proxies in accordance with its representation pursuant to Section 2.10(c)(i)(F), such shareholder shall inform the Corporation of this change by delivering a writing to the Secretary at the principal executive offices of the Corporation no later than two (2) business days after the occurrence of such change. For the avoidance of doubt, any information provided pursuant to this Section 2.11(c) shall not be deemed to cure any deficiencies in any notice provided by a shareholder, extend any applicable deadlines under Section 2.9 through Section 2.11 or enable or be deemed to permit a shareholder giving notice to amend or update any proposal or to submit any new proposal, including by changing or adding nominees, matters, business and/or resolutions proposed to be brought before a meeting of shareholders. If a shareholder giving notice fails to provide any written update in accordance with this Section 2.11(c), the information as to which such written update relates may be deemed not to have been provided in accordance with these By-Laws.
(d)Notwithstanding the foregoing provisions of these By-Laws, a shareholder shall also comply with all applicable requirements of state law and the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in Section 2.9 through Section 2.11. Nothing in these By-Laws shall be deemed to affect any rights of (i) shareholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 (or any successor thereto) promulgated under the Exchange Act or (ii) holders of any series of Preference Stock to elect directors pursuant to any applicable provisions of the Articles of Incorporation.

Section 2.12.            Conduct of Meetings. The Board of Directors may designate any director or officer of the Corporation to act as chair of any meeting of shareholders (the “Meeting Chair”). In the absence of any such designation, the Chair of the Board of Directors shall serve as the Meeting Chair. The Meeting Chair may prescribe, or the Board of Directors may adopt by resolution, such rules, regulations and procedures for the conduct of any meeting of shareholder as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the Meeting Chair shall have the right and authority to convene and (for any or no reason) to recess or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of the Meeting Chair, are necessary, appropriate or convenient for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the Meeting Chair, may include or address the following: (i) the establishment of an agenda or order of business for the meeting; (ii) the determination of when the polls shall open and close for any given matter to be voted on at the meeting; (iii) maintenance of order at the meeting and the safety of those present; (iv) compliance with federal, state and local laws and regulations (including those concerning health, safety and security); (v) limitations on attendance at or participation in the meeting to shareholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the Board of Directors or the Meeting Chair shall determine; (vi) restrictions on entry to the meeting after the time fixed for the commencement thereof; (vii) the circumstances in which any person may make a statement or ask questions and limitations on the time allotted to or the number of questions or comments by such persons; (viii) exclusion or removal of any shareholder or any other individual who fails or refuses to comply with meeting rules, regulations or procedures; (ix) conclusion, recess or adjournment of the meeting, whether or not a quorum is present, to a later date and time and at a place (or the means of remote communication, if applicable) announced at the meeting; (x) restrictions on the use of audio and video recording devices and cell phones or other electronic devices; (xi) procedures requiring attendees to provide the Corporation advance notice of their intent to attend the meeting; and (xii) participation by means of remote communication of shareholders and proxy holders not physically present at a meeting, and whether such meeting is to be held at a designated place or solely by means of remote communication. The Board of Directors or the Meeting Chair shall, if the facts warrant, determine and declare to the meeting that a matter or business was not properly brought before the meeting and, if the Board of Directors or the Meeting Chair should so determine, shall so declare to the meeting, and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board of Directors or the Meeting Chair, meetings of shareholders shall not be required to be held in accordance with any technical, formal or parliamentary rules or principles of procedure.
ARTICLE III

DIRECTORS
Section 3.1.        Board of Directors. The property and business of the Corporation shall be managed by its Board of Directors, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not, by statute or by the Articles of Incorporation or by these By-Laws, directed or required to be exercised or done by the shareholders. Directors need not be shareholders.
Section 3.2.        Number. The number of directors of the Corporation (exclusive of directors that may be elected by the holders of any one or more series of the Preference Stock voting separately as a class or classes) that shall constitute the entire Board of Directors (the “Entire Board of Directors”) shall be 17, unless otherwise determined from time to time by resolution adopted by the affirmative vote of a majority of the Entire Board of Directors, except that if an Interested Person (as defined in Article XIII) exists, such majority must include the affirmative vote of at least a majority of the Continuing Directors (as defined in Article XIII).
Section 3.3.        Election. Directors shall be elected at the annual meeting of shareholders, or as otherwise provided in the Articles of Incorporation or in these By-Laws.
Section 3.4.        Term of Office; Classes. Except with respect to any directors elected by holders of any one or more series of Preference Stock voting separately as a class or classes, at each annual meeting of shareholders, the directors elected at such meeting shall serve until the next annual meeting of shareholders and until their successors shall be elected and qualified, or until their earlier death, resignation or removal. No decrease in the number of directors shall have the effect of shortening the term of office of any incumbent director.
Section 3.5.        Removal. Except as otherwise required by law and subject to the terms of any one or more classes or series of outstanding capital stock of the Corporation, any director may be removed; provided, however, such removal must be for cause and must be approved by at least a majority vote of the Entire Board of Directors or by at least a majority of the votes held by the holders of shares of the Corporation then entitled to be voted at an election for that director, except that if an Interested Person exists, such removal must be approved (1) by at least a majority vote of the Entire Board of Directors, including a majority of the Continuing Directors, or (2) by at least 80% of the votes held by the holders of shares of the Corporation then entitled to be voted at an election for that director, including a majority of the votes held by holders of shares of the Corporation then entitled to vote at an election for that director that are not beneficially owned or controlled, directly or indirectly, by any Interested Person. For purposes of this Section 3.5, the Entire Board of Directors will not include the director who is the subject of the removal determination, nor will such director be entitled to vote thereon. However, nothing in the preceding sentence shall be construed as preventing a director who is the subject of removal determination (but who has not yet actually been removed in accordance with this Section 3.5) from voting on any other matters brought before the Board of Directors, including any removal determination with respect to any other director or directors.
Section 3.6.        Vacancies. Except as otherwise provided by the terms of any one or more classes or series of outstanding capital stock of the Corporation, any vacancy occurring on the Board of Directors, including any vacancy created by reason of any increase in the number of directors, shall be filled by the affirmative vote of at least a majority of the remaining directors, whether or not such remaining directors constitute a quorum, except that if an Interested Person exists, such majority of the remaining directors must include a majority of the Continuing Directors. A director elected to fill a vacancy shall serve for the unexpired term of his or her predecessor in office.
Section 3.7.        Resignation. In order for an incumbent director to become a nominee for re-election to the Board, such person must submit an irrevocable resignation, contingent on both (i) that person not receiving a “for” vote that exceeds the “against” vote cast in an election that is not a contested election and (ii) acceptance of that resignation by the Board in accordance with the policies and procedures of the Board adopted for such purpose. In the event an incumbent director fails to receive a “for” vote that exceeds the “against” vote in an election that is not a contested election, the Corporation’s Nominating, Governance and Social Responsibility Committee shall make a recommendation to the Board as to whether to accept or reject the resignation of such incumbent director. The Board shall act on the resignation, taking into account the recommendation of the Nominating, Governance and Social Responsibility Committee, and publicly disclose (by filing an appropriate disclosure with the SEC) its decision regarding the resignation and, if such resignation is rejected, the rationale for that decision, within sixty (60) days following the final certification of the vote at which the election was held. The Nominating, Governance and Social Responsibility Committee in making its recommendation, and the Board in making its decision, may each consider all factors and information that they consider relevant and appropriate. Both the Nominating, Governance and Social Responsibility Committee, in making their recommendation, and the Board in making its decision, with respect to any given nominee who has not received the requisite vote in an election that is not a contested election, will act without the participation of the nominee in question. If the Board accepts a director’s resignation pursuant to this Section 3.7, then the Board may fill the resulting vacancy pursuant to Section 3.6.
ARTICLE IV

MEETINGS OF THE BOARD
Section 4.1.        Time and Place. Meetings of the Board of Directors may be held either within or without the State of Rhode Island, or by means of remote communication. Regular meetings of the Board of Directors may be held without notice at such time and place (or in lieu of a place, by means of remote communication) as shall from time to time be determined by the Board. Each special meeting of the Board of

Directors shall be held at such time and place (or in lieu of a place, by means of remote communication) as shall be stated in the notice of the meeting.
Section 4.2.        First Meeting. The first meeting of each newly elected Board of Directors shall be held within ten (10) days following each annual meeting of shareholders, at such time and place either within or without the State of Rhode Island (or in lieu of a place, by means of remote communication), as shall be announced at the annual meeting of shareholders or otherwise communicated by the Board of Directors, and no notice of such meeting shall be necessary to the newly elected directors in order legally to constitute the meeting, provided a quorum shall be present.
Section 4.3.        Special Meetings. Special meetings of the Board of Directors may be called by the Chair of the Board, any Vice Chair, the Chief Executive Officer, any Chief Operating Officer, the President or the Secretary, and at the written request of a majority of the Entire Board of Directors, shall be called by the Secretary. Written notice of each special meeting of directors, stating the time and place thereof (or in lieu of a place, by means of remote communication), shall be mailed to each director at least five (5) business days before such meeting, or shall be given to each director by personal delivery, telephone or electronic transmission at least twenty-four (24) hours before such meeting, or on such shorter notice as the person or persons calling such meeting may deem necessary or appropriate in the circumstances.
Section 4.4.        Quorum and Voting. At all meetings of the Board of Directors a majority of the Entire Board of Directors shall be necessary and sufficient to constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board of Directors, except as may be otherwise specifically provided by statute, by the Articles of Incorporation or by these By-Laws. If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat may adjourn the meeting from time to time, without further notice other than announcement at the meeting, until a quorum shall be present.
Section 4.5        .Remote Meetings. Meetings of the directors may be held by means of a telephone or other communications equipment, by means of which all persons participating in the meeting can hear each other at the same time and participation by such means shall constitute presence in person at a meeting.
Section 4.6.        Consents. Any action allowed or required to be taken at a meeting of the Board of Directors or by any committee thereof, may be taken without a meeting if all of the directors, or all of the members of the committee, as the case may be, consent thereto in writing or by electronic transmission, before or after the action, and the writing or writings, or electronic transmission or transmissions are filed with the minutes of proceedings of the board or committee.
ARTICLE V

COMMITTEES OF DIRECTORS
Section 5.1.        Designation: Powers. The Board of Directors may, by resolution or resolutions adopted by a majority of the Entire Board of Directors, designate from among its members an Executive Committee, or other Committees, each consisting of three (3) or more directors, and each of which, to the extent provided in any such resolution, shall have all the authority of the Board, except as provided by law, the Articles of Incorporation or these By-Laws. The Board of Directors may, by resolution or resolutions adopted by a majority of the Entire Board of Directors, fill any vacancy on any Committee or designate one or more directors as alternate members of any such Committee who may replace any absent member or members at any meeting of such Committee.
Section 5.2.        Tenure and Reports. Each such Committee shall serve at the pleasure of the Board of Directors. It shall keep minutes of its meetings and report the same to the Board.
ARTICLE VI

NOTICES
Section 6.1.        Delivery of Notices. Except as may be otherwise expressly provided by these By-Laws, notices to directors and shareholders shall be in writing and may be delivered personally, by mail or facsimile, or by means of a form of electronic transmission consented to by the director or shareholder to whom the notice is being given. Notice by mail shall be deemed to be given at the time when the same shall be deposited in the post office or a letter box, in a postage paid, sealed envelope, addressed to the director or shareholder at their address appearing on the books of the Corporation. Notice given by facsimile or electronic transmission shall be deemed given when sent, addressed to the director or shareholder at their facsimile number or by means of the electronic address provided to the Corporation.
Section 6.2.        Waiver of Notice. Whenever any notice is required to be given by any statute, the Articles of Incorporation or these By-Laws, a waiver thereof in writing, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto. Any shareholder attending a meeting of shareholders in person or by proxy, or any director attending a meeting of the Board of Directors or any committee thereof, without protesting such lack of notice prior to the meeting or at its commencement, shall be deemed conclusively to have waived notice of such meeting. Any shareholder signing a unanimous or other written consent pursuant to Section 2.8 hereof or any director signing a unanimous written consent pursuant to Section 4.6 hereof shall be deemed conclusively to have waived notice of the action taken by such consent.
ARTICLE VII

OFFICERS
Section 7.1.        Officers. The officers of the Corporation shall be a Chief Executive Officer, a President, a Treasurer, a Secretary and such other officers as the Board of Directors shall determine. Each officer of the Corporation shall be elected annually by the directors at their annual meeting and shall hold office at the pleasure of the Board of Directors. Any person may hold two or more such offices.
Section 7.2.        Additional Officers. The Board of Directors may appoint such other officers and agents, including Assistant Vice Presidents, Assistant Secretaries, Assistant Treasurers and Assistant Controllers with such powers and duties as it shall deem necessary or appropriate. All such officers or agents shall hold office at the pleasure of the Board of Directors.
Section 7.3.        Authorities and Duties. All officers, as between themselves and the Corporation, shall have such authority and perform such duties in the management of the Corporation as may be provided in these By-Laws, or, to the extent not so provided, as may be prescribed by the Board of Directors.
Section 7.4.        Salaries. The salaries or other compensation of all officers of the Corporation shall be fixed by the Board of Directors. The salaries or other compensation of all other employees and agents of the Corporation may be fixed by the Board of Directors. However, the Board of Directors may delegate to one or more officers or employees authority to employ and to fix the salaries or other compensation of any such employees or agents.
Section 7.5.        The Chair of the Board. The Chair of the Board shall preside at all meetings of the Board of Directors and shall have such powers and perform such duties as may from time to time be assigned to him or her by the Board of Directors.
Section 7.6.        The Vice Chair. In the absence of the Chair of the Board, the Vice Chair (and if there is more than one Vice Chair, the Vice Chairs in order of their seniority or as otherwise determined by the Board) shall preside at all meetings of the Board of Directors and shall have such powers and perform such duties as may from time to time be assigned to him or her by the Board of Directors.
Section 7.7.        Chief Executive Officer. In the absence of the Chair of the Board and any Vice Chair, the Chief Executive Officer shall preside at all meetings of the Board of Directors and shall have such powers and perform such duties as may from time to time be assigned to him or her by the Board of Directors.
Section 7.8.        The Chief Operating Officers. In the absence of the Chair of the Board, any Vice Chair and the Chief Executive Officer, the Chief Operating Officer (and if there is more than one Chief Operating Officer, in order of their seniority or as otherwise determined by the Board) shall preside at all meetings of the Board of Directors and shall have such powers and perform such duties as may from time to time be assigned to him or her by the Board of Directors.
Section 7.9.        The President. In the absence of the Chair of the Board, any Vice Chair, the Chief Executive Officer and the Chief Operating Officers, the President shall preside at all meetings of the Board of Directors and shall have such powers and perform such duties as may from time to time be assigned to him or her by the Board of Directors.
Section 7.10.     The Vice Presidents. The Vice Presidents in the order of their seniority, as indicated by their titles (Executive, Senior, etc.) or as otherwise determined by the Board of Directors, shall, in the absence of the Chair of the Board, any Vice Chair, the Chief Executive Officer, the Chief Operating Officers and the President, perform the duties and exercise the powers of the Chair of the Board, the Vice Chair, the Chief Executive Officer, the Chief Operating Officers and the President, shall perform such other duties as the Board of Directors shall prescribe and shall generally assist the Chair of the Board, the Vice Chair, the Chief Executive Officer, the Chief Operating Officers and the President.
Section 7.11.     The Secretary. The Secretary shall attend meetings of the Board of Directors and shareholders and record all votes and the minutes of all proceedings in a book to be kept for that purpose and shall perform like duties for the standing committees of the Board of Directors when required. The Secretary shall give, or cause to be given, notice of meetings of the shareholders and special meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the

Board, the Chair of the Board, the Vice Chair, the Chief Executive Officer, the Chief Operating Officers and the President, under whose collective supervision the Secretary shall be. The Secretary shall keep in safe custody the seal of the Corporation and, when authorized by the Board of Directors, affix the same to any instrument requiring it and, when so affixed, it shall be attested by the signature of the Secretary or by the signature of the Treasurer or an Assistant Secretary or Treasurer. The Secretary shall keep in safe custody the certificate books and stock books and such other books and papers as the Board of Directors may direct and shall perform all other duties incident to the office of Secretary.
Section 7.12.        Assistant Secretaries. The Assistant Secretaries in the absence or disability of the Secretary, perform the duties and exercise the powers of the Secretary and shall perform such other duties as the Board of Directors shall prescribe.
Section 7.13.        The Treasurer. The Treasurer shall have the care and custody of the corporate funds and other valuable effects, including securities, and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. The Treasurer shall disburse the funds of the Corporation as may be ordered by the Board, taking proper vouchers for such disbursements, and shall render to the Chair of the Board, the Vice Chair, the Chief Executive Officer, the Chief Operating Officers, the President and the Board of Directors, at the regular meetings of the Board, or whenever they may require it, an account of all his or her transactions as Treasurer and of the financial condition of the Corporation. If required by the Board of Directors, the Treasurer shall give the Corporation a bond for such term, in such sum and with such surety or sureties as shall be satisfactory to the Board for the faithful performance of the duties of his or her office and for the restoration to the Corporation, in case of his or her death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his or her possession or under his or her control belonging to the Corporation.
Section 7.14.        Assistant Treasurers. The Assistant Treasurer shall, in the absence or disability of the Treasurer, perform the duties and exercise the powers of the Treasurer and shall perform such other duties as the Board of Directors may prescribe.
Section 7.15.        Execution of Instruments. Each of the Chair of the Board, the Vice Chair, the Chief Executive Officer, the Chief Operating Officers, the President and the Executive Vice Presidents shall have the power to sign on behalf of the Corporation bonds, notes, deeds, mortgages, guarantees and any and all contracts, agreements and instruments of a contractual nature pertaining to matters which arise in the normal conduct and ordinary course of the business of the Corporation, except in cases in which the signing and execution thereof shall have been expressly delegated by the Board of Directors to some other officer or agent of the Corporation.
ARTICLE VIII

CERTIFICATES OF STOCK
Section 8.1.        Form. The shares of stock of the Corporation shall be represented by certificates, provided, however, that the Board of Directors may provide by resolution or resolutions that some or all of any class or series of the Corporation’s stock shall be uncertificated, and in such case, the Board of Directors shall designate any procedures applicable to such uncertificated shares. The certificates of stock of the

Corporation shall be in such form as shall be determined by the Board of Directors and shall be numbered consecutively and entered in the books of the Corporation as they are issued. Each certificate shall exhibit the registered holder’s name and the number and class of shares and shall be signed by the Chair of the Board, any Vice Chair, the Chief Executive Officer, any Chief Operating Officer, the President, any Executive Vice President, Senior Vice President or Vice President and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary, and shall bear the seal of the Corporation or an engraved or printed facsimile thereof. Where any such certificate is signed by a transfer agent or by a registrar, the signature of the Chair of the Board, any Vice Chair, the Chief Executive Officer, any Chief Operating Officer, the President, Executive Vice President, Senior Vice President, Vice President, Treasurer, Assistant Treasurer, Secretary or Assistant Secretary may be a facsimile. In case any officer, transfer agent or registrar, who has signed, or whose facsimile signature or signatures have been used on, any such certificate or certificates, shall cease to be such officer, transfer agent or registrar of the Corporation, whether because of death, resignation or otherwise, before such certificate or certificates have been delivered by the Corporation, such certificate or certificates may nevertheless be issued and delivered as though the person or persons who signed such certificate or certificates or whose facsimile signature or signatures have been used thereon had not ceased to be such officer, transfer agent or registrar of the Corporation.
Section 8.2.        Registered Shareholders. The Corporation shall be entitled to (a) recognize the exclusive right of a person registered on its books as the owner of shares as entitled to receive dividends and notices of meetings of shareholders and to vote as such owner; and (b) hold liable for calls and assessments a person registered on its books as the owner of shares; and the Corporation shall not be bound to recognize any equitable or other claim to or interest in such shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise required by law.
Section 8.3.        Lost Certificates. The Board of Directors may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed, and upon such other terms as the Board of Directors may prescribe; and the Board of Directors may, in its discretion and as a condition precedent to the issuance of a new certificate or certificates, require the owner of such lost, stolen or destroyed certificate or certificates, or such owner’s legal representative, to give the Corporation a bond in such sum and with such surety or sureties as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed.
Section 8.4.        Record Date.
(a)For the purpose of determining the shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment, postponement or rescheduling thereof, or to express consent to or dissent from any proposal without a meeting, or for the purpose of determining shareholders entitled to receive payment of any dividend or the allotment of any rights, or for the purpose of any other action, the Board may fix, in advance, a date as the record date for any such determination of shareholders. Such date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting nor more than sixty (60) days prior to any other action.
(b)If no record date is fixed:

(1)    The record date for the determination of shareholders entitled to notice of or to vote at a meeting of shareholders shall be at the close of business on the day next preceding the day on which notice is given, or, if no notice is given, the day on which the meeting is held.
(2)    The record date for determining shareholders for any purpose other than that specified in subparagraph (1) shall be at the close of business on the day on which the resolution of the Board relating thereto is adopted.
(c)When a determination of shareholders of record entitled to notice of or to vote at any meeting of shareholders has been made as provided in this section, such determination shall apply to any adjournment, postponement or rescheduling thereof, unless the Board fixes a new record date under this section for the adjourned, postponed or rescheduled meeting.
Section 8.5.        Fractional Shares. The Corporation may (1) issue fractions of a share, (2) arrange for the disposition of fractional interests by those entitled thereto, (3) pay in cash the fair value of fractions of a share as of the time when those entitled to receive such fractions are determined or (4) issue scrip in registered or bearer form which shall entitle the holder to receive a certificate for a full share upon the surrender of such scrip aggregating a full share. A certificate for a fractional share shall, but scrip shall not, unless otherwise provided therein, entitle the holder to exercise voting rights, to receive dividends thereon, and to participate in any of the assets of the Corporation in the event of liquidation. The Board of Directors may cause scrip to be issued subject to the condition that it shall become void if not exchanged for certificates representing full shares before a specified date, or subject to the condition that the shares for which scrip is exchangeable may be sold by the Corporation and the proceeds thereof distributed to the holders of scrip, or subject to any other conditions which the Board of Directors may deem advisable.
ARTICLE IX

GENERAL PROVISIONS
Section 9.1.     Dividends. Subject always to the provisions of the law and the Articles of Incorporation, the Board of Directors shall have full power to determine whether any, and if any, what part of any, funds legally available for the payment of dividends shall be declared in dividends and paid to shareholders; the division of the whole or any part of such funds of the Corporation shall rest wholly within the lawful discretion of the Board of Directors, and it shall not be required at any time, against such discretion, to divide or pay any part of such funds among or to the shareholders as dividends or otherwise; and the Board of Directors may fix a sum which may be set aside or reserved over and above the capital paid in of the Corporation as working capital for the Corporation or as a reserve for any proper purpose, and from time to time may increase, diminish, and vary the same in its absolute judgment and discretion.
Section 9.2.     Fiscal Year. The fiscal year of the Corporation shall be determined by the Board of Directors.
Section 9.3.     Seal. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words “Incorporated, Rhode Island”. Said seal may be used by causing it or a facsimile thereof to be impressed, affixed or otherwise reproduced.

Section 9.4.     Instruments for the Payment of Money. All checks or other instruments for the payment of money and notes of the Corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.
Section 9.5      Interpretation. The defined terms contained in these By-Laws are applicable to the singular as well as the plural forms of such terms. As used herein, the term “including” and any variation thereof, means “including without limitation”. When used in these By-laws, the words “Article” and “Section” refer to Articles and Sections of these By-laws unless otherwise specified. The headings to Articles and Sections of these By-laws are included for convenience of reference only and do not constitute a part hereof for any other purpose or in any way affect the meaning or construction of any provision herein.
ARTICLE X

INDEMNIFICATION
Section 10.1.     Right to Indemnification. Without limiting the provisions of Section 10.2 , each person who at any time serves or shall have served as a director or officer of the Corporation or who, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a member of any committee of the Board of Directors or as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, other enterprise or employee benefit plan shall be indemnified to the full extent permitted by Rhode Island General Laws Section 7-1.2-814, as the same may be amended from time to time.

Section 10.2     Non-Exclusivity of Rights. Nothing contained in this Article X shall affect any rights to indemnification to which directors and officers may be entitled by agreement, vote of shareholders or disinterested directors or otherwise.
ARTICLE XI

AMENDMENTS
Section 11.1     Power to Amend. The Board of Directors is authorized to adopt, repeal, alter, amend or rescind these By-Laws by the affirmative vote of at least a majority of the Entire Board of Directors, except that if an Interested Person exists, such Board action must be taken by the affirmative vote of at least a majority of the Entire Board of Directors, including a majority of the Continuing Directors. The shareholders may adopt, repeal, alter, amend or rescind the By-Laws of the Corporation by the vote of at least 66-2/3% of the votes held by holders of shares of Voting Stock (as defined in Article XIII) except that if an Interested Person exists, such shareholder action must be taken by the vote of at least 80% of the votes held by holders of shares of Voting Stock, including an Independent Majority of Shareholders (as defined in Article XIII).
ARTICLE XII

BUSINESS COMBINATIONS
Section 12.1     Subject to Section 12.2, but notwithstanding any other provisions of these By-Laws or of the Articles of Incorporation or the fact that no vote for such a transaction may be required by law or that approval by some lesser percentage of shareholders may be permitted by law, neither the Corporation nor any Subsidiary shall be party to a Business Combination (as defined in Article XIII) unless all of the following conditions are met:
(1)    After becoming an Interested Person and prior to consummation of such Business Combination:
(a)    such Interested Person shall not have acquired any newly issued shares of capital stock, directly or indirectly, from the Corporation or a Subsidiary (except upon exercise or conversion of warrants or other rights, including preemptive rights, or convertible securities acquired by an Interested Person prior to becoming an Interested Person or upon compliance with the provisions of this Article XII or as a result of a pro rata stock dividend or stock split);
(b)    such Interested Person shall not have received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges or other financial assistance or tax credits provided by the Corporation or a Subsidiary, or have made any major changes in the Corporation’s business or equity capital structure;
(c)    except as approved by a majority of the Continuing Directors, there shall have been (i) no reduction in the annual rate of dividends paid on voting Stock (except as necessary to reflect a pro rata stock dividend or stock split) and (ii) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of Voting Stock; and
(d)    such Interested Person shall have taken steps to insure that the Board of Directors included at all times representation by Continuing Directors proportionate to the ratio that the number of shares of Voting Stock (as defined in Article XIII) from time to time owned by shareholders who are not Interested Persons bears to all shares of Voting Stock outstanding at the time in question (with a Continuing Director to occupy any resulting fractional position among the directors); and
(2)    The Business Combination shall have been approved by at least a majority of the Entire Board of Directors, including a majority of the Continuing Directors; and
(3)    A shareholder’s meeting shall have been called for the purpose of approving the Business Combination and a proxy statement complying with the requirements of the Exchange Act, as amended, or any successor statute or rule, whether or not the Corporation is then subject to such requirements, shall be mailed to all shareholders of the Corporation not less than thirty (30) days prior to the date of such meeting for the purpose of soliciting shareholder approval of such Business Combination and shall contain at the front thereof, in a prominent place, (a) any recommendations as to the advisability (or inadvisability) of the Business Combination which the Continuing Directors may choose to state, and (b) the opinion of a reputable national investment banking firm as to the fairness (or lack thereof) of the terms of such Business Combination, from the point of view of the remaining shareholders of the Corporation (such investment banking firm to be engaged by a majority of the Continuing Directors solely on behalf of the remaining shareholders and paid a reasonable fee for their services, which fee shall not be contingent upon the consummation of the transaction); and

(4)    The Business Combination shall have been approved by at least 80% of the votes held by the holders of the outstanding Voting Stock, including an Independent Majority of Shareholders.
Section 12.2     The approval requirements of Section 12.1 shall not apply to any particular Business Combination, and such Business Combination shall require only such affirmative shareholder vote as is required by law, any other provision of the Articles of Incorporation or of these By-Laws, the terms of any outstanding classes or series of capital stock of the Corporation or any agreement with any national securities exchange, if the Business Combination is approved by a majority of the Entire Board of Directors, including the affirmative vote of at least 66-2/3% of the Continuing Directors.
Section 12.3     The Board of Directors, when evaluating any offer of another Person (the “Offering Person”) (i) to make a tender or exchange offer for any equity security of the Corporation or (ii) to effect any Business Combination (as defined in Article XIII, except that for purposes of this Section 12.3 the term “Person” shall be substituted for the term “Interested Person”), shall, in connection with the exercise of the Board’s judgment in determining what is in the best interests of the Corporation as a whole, be authorized to give due consideration to such factors as the Board of Directors determines to be relevant, including:
(a)    the relationships between the consideration offered by the Offering Person and (x) the market price of the voting Stock over a period of years, (y) the current and future value of the Corporation as an independent entity and (z) political, economic and other factors bearing on securities prices and the Corporation’s financial condition and future prospects;
(b)    the interests of all of the Corporation’s shareholders, including minority shareholders;
(c)    whether the proposed transaction might violate federal, state, local or foreign laws;
(d)    the competence, experience and integrity of the Offering Person and its management; and
(e)    the social, legal and economic effects upon employees, suppliers, customers, licensors, licensees and other constituents of the Corporation and its Subsidiaries and on the communities in which the Corporation and its Subsidiaries operate or are located.
In connection with any such evaluation, the Board of Directors is authorized to conduct such investigations and to engage in such legal proceedings as the Board of Directors may determine.
Section 12.4     As to any particular transaction, the Continuing Directors shall have the power and duty to determine, on the basis of information known to them:
(a)    The amount of Voting Stock beneficially owned by any Person (as defined in Article XIII);
(b)    Whether a Person is an Affiliate (as defined in Article XIII) or Associate (as defined in Article XIII) of another;

(c)    Whether a Person has an agreement, arrangement or understanding with, or is acting in concert with, another;
(d)    Whether the assets subject to any Business Combination constitute a Substantial Part (as defined in Article XIII);
(e)    Whether a proposed transaction is proposed, directly or indirectly, by or on behalf of any Person;
(f)    Whether a proposed amendment of any Article of the Articles of Incorporation would have the effect of modifying or permitting circumvention of the provisions of Article Eighth through Twelfth of the Articles of Incorporation; and
(g)    Such other matters with respect to which a determination is required under Articles Eighth through Twelfth of the Articles of Incorporation.
Any such determination shall be conclusive and binding for all purposes of the Articles of Incorporation and of these By-Laws.
Section 12.5     The affirmative votes required by this Article XII is in addition to the vote of the holders of any class or series of capital stock of the Corporation otherwise required by law, the Articles of Incorporation or these By-Laws, any resolution which has been adopted by the Board of Directors providing for the issuance of a class or series of capital stock or any agreement between the Corporation and any national securities exchange.
Section 12.6     Nothing contained in this Article XII shall be construed to relieve any Interested Person from any fiduciary or other obligation imposed by law.
ARTICLE XIII

DEFINITIONS
For the purposes of these By-Laws:
(1)The terms “affiliate” and “associate” shall have the respective meanings set forth in Rule 12b-2 promulgated under the Exchange Act. The terms “owned”, “owning” and other variations of the word “own” shall have correlative meanings.
(2)The term “beneficial owner” and correlative terms shall have the meaning as set forth in Rule 13d-3 of the General Rules and Regulations (the “General Rules”) promulgated by the SEC under the Exchange Act, except that the words “within sixty days” in Rule 13d-3(d)(1)(i) shall be omitted.
(3)The term “Business Combination” shall mean:
(a)    any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) (i) with an Interested Person, any Affiliate (as hereinafter defined) or Associate (as hereinafter defined) of an Interested Person or any Person (as hereinafter defined) acting in concert with an Interested Person (including any Person, which after such merger or consolidation, would be an Affiliate or Associate of an Interested Person), in each case irrespective of which Person is the surviving entity in such merger or consolidation, or (ii) proposed, directly or indirectly, by or on behalf of an Interested Person;

(b)    any sale, lease, exchange, transfer, distribution to shareholders or other disposition, including a mortgage, pledge or other security device, by the Corporation or any Subsidiary (in a single transaction or a series of separate or related transactions) of all, substantially all or any Substantial Part (as hereinafter defined) of the assets or business of the Corporation or a Subsidiary (including any securities of a Subsidiary) (i) to or with an Interested Person, or (ii) proposed, directly or indirectly, by or on behalf of an Interested Person;
(c)    the purchase, exchange, lease or other acquisition, including a mortgage, pledge or other security device, by the Corporation or any Subsidiary (in a single transaction or a series of separate or related transactions) of all, substantially all or any Substantial Part of the assets or business of (i) an Interested Person or (ii) any Person, if such purchase, exchange, lease or other acquisition is proposed, directly or indirectly, by or on behalf of an Interested Person;
(d)    the issuance of any securities, or of any rights, warrants or options to acquire any securities, by the Corporation or a Subsidiary to an Interested Person (except (i) as a result of a pro rata stock dividend or stock split, (ii) upon the exercise or conversion of warrants or other rights, including preemptive rights, or convertible securities acquired by an Interested Person prior to or simultaneously with becoming an Interested Person or (iii) upon conversion of publicly traded convertible securities of the Corporation) or the acquisition by the Corporation or a Subsidiary of any securities, or of any rights, warrants or options to acquire any securities, issued by an Interested Person;
(e)    any plan or proposal for, or which has the effect of, the partial or complete liquidation, dissolution, spin off, split off or split up of the Corporation or any Subsidiary proposed, directly or indirectly, by or on behalf of an Interested Person;
(f)    any of the following which has the effect, directly or indirectly, of increasing the proportionate amount of Voting Stock or capital stock of any Subsidiary thereof which is beneficially owned by an Interested Person: any reclassification of securities (including any reverse stock split) of the Corporation, any issuance of any Voting Stock or other securities of the Corporation, any recapitalization of the Corporation or any merger, consolidation or other transaction (whether or not with or into or otherwise involving an Interested Person); and
(g)    any agreement, contract, understanding or other arrangement providing for any of the transactions described in this subsection (2) of this Article XIII.
(4)The term “Continuing Director” shall mean (i) a director serving continuously as a director of the Corporation from and including June 5, 1985; (ii) a person who was a member of the Board of Directors immediately prior to the time that any then existing Interested Person became an Interested Person, (iii) a person not affiliated with any Interested Person and designated (before or simultaneously with initially becoming a director) as a Continuing Director by at least a majority of the then Continuing Directors and (iv) a director deemed to be a Continuing Director in accordance with the last sentence of this subsection (3) of this Article XIII. All references to action by a specified percentage of the Continuing Directors shall mean a vote of such specified percentage of the total number of Continuing Directors of the Corporation at a meeting at which at least such specified percentage of the total number of Continuing Directors shall have been in attendance. Whenever a condition requires the act of a specified percentage of Continuing Directors, such condition shall not be capable of fulfillment unless there is at least one Continuing Director. If all of the capital stock of the Corporation is beneficially owned by one Person continuously for at least three consecutive years during which period at least three annual meetings of shareholders shall have taken place, at which meetings all of the Continuing Directors as defined in clauses (i) - (iii) above shall not have been reelected, all directors elected from and after such third consecutive year shall be deemed Continuing Directors.
(5)The term “Derivative Instrument” shall mean any agreement, arrangement or understanding, written or oral, (including any derivative, long or short position, profit interest, forward, future, swap, option, warrant, convertible security, stock appreciation right or similar right, hedging transaction, repurchase agreement or arrangement, borrowed or loaned shares, and so-called “stock borrowing” agreement or arrangement) with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of capital stock of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of capital stock of the Corporation, the effect or intent of which is to mitigate loss, manage risk or benefit from changes in the price of any shares of capital stock of the Corporation, to transfer to or from any person or entity, in whole or in part, any of the economic consequences of ownership of any shares of capital stock of the Corporation, to maintain, increase or decrease the voting power of any person or entity with respect to shares of capital stock of the Corporation, or to provide any person or entity, directly or indirectly, with the opportunity to profit or share in any profit derived from, or to otherwise benefit economically from, any increase or decrease in the value of any shares of capital stock of the Corporation, without regard to whether such agreement, arrangement or understanding is required to be reported on a Schedule 13D in accordance with the Exchange Act.
(6)The term “Independent Majority of Shareholders” shall mean the majority of the votes held by holders of shares of the outstanding Voting Stock that are not beneficially owned or controlled, directly or indirectly, by any Interested Person.
(7)The term “Interested Person” shall mean (i) any Person, which, together with its “Affiliates” and “Associates” (as defined in Rule 12b-2 of the General Rules promulgated by the SEC under the Securities Exchange Act of 1934, as in effect on June 5, 1985) and any Person acting in concert therewith, is the beneficial owner, directly or indirectly, often percent (10%) or more of the votes held by the holders of shares of Voting Stock, (ii) any Affiliate or Associate of an Interested Person, including a Person acting in concert therewith, (iii) any Person that at any time within the two year period immediately prior to the date in question was the beneficial owner, directly or indirectly, often percent (10%) or more of the votes held by the holders of shares of Voting Stock, or (iv) an assignee of, or successor to, any shares of Voting Stock which were at any time within the two-year period prior to the date in question beneficially owned by any Interested Person, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act. For purposes of determining the percentage of votes held by a Person, any Voting Stock not outstanding which is subject to any option, warrant, convertible security, preemptive or other right held by such Person (whether or not such option, warrant, convertible security, preemptive or other right is currently exercisable) shall be deemed to be outstanding for the purpose of computing the percentage of votes held by such Person.
Notwithstanding anything contained in the immediately preceding paragraph, the term “Interested Person” shall not include (A) a Subsidiary of the Corporation or (B) a Continuing Director who beneficially owned, on June 5, 1985, ten percent (10%) or more of the votes held by the holders of shares of Voting Stock and any Affiliate or Associate of one or more of such Continuing Directors. For purposes of Articles III and XI, the term “Interested Person” shall not include any Person which shall have deposited all of its Voting Stock in a voting trust (only and for so long as the voting trust shall be continuing and all of such Person’s Voting Stock shall remain deposited in the Voting Trust) pursuant to an agreement with the Corporation providing the Corporation with the power to appoint a majority of the voting trustees of the voting trust who, in turn, shall have the power to vote all of the shares of Voting Stock in the voting trust, in their discretion, for the election of directors of the Corporation and the amendment of the Articles of Incorporation and/or these By-Laws. The agreement by the Corporation with any Person described in the immediately preceding sentence to use its best efforts to elect one designee of such Person as a director and to cause the voting trustees appointed by the Corporation to vote for such designee shall not cause such Person to be deemed an Interested Person for purposes of Articles III and XI.
A Person who is an Interested Person as of (x) the time any definitive agreement, or amendment thereto, relating to a Business Combination is entered into, (y) the record date for the determination of shareholders entitled to notice of and to vote on a Business Combination, or (z) immediately prior to the consummation of a Business Combination shall be deemed an Interested Person for purposes of this definition.
(8)The term “Person” shall mean any individual, corporation, partnership or other person, group or entity (other than the Corporation, any Subsidiary or a trustee holding stock for the benefit of employees of the Corporation or its Subsidiaries, or anyone of them, pursuant to one or more employee benefit plans or arrangements). When two or more Persons act as a partnership, limited partnership, syndicate, association or other group for the purpose of acquiring, holding or disposing of securities, such partnership, syndicate, association or group will be deemed a “Person”.
(9)The term “Proposing Person” shall mean (i) the shareholder providing the notice of the business or nomination proposed to be brought before or made at the meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business or nomination proposed to be brought before or made at the meeting is made, (iii) any member of the immediate family of any individual described in the foregoing clause (i) or (ii) sharing the same household, (iv) any affiliate or associate of any person described in the foregoing clause (i) or (ii), (v) any person who is a member of a “group” (as such term is used in Rule 13d-5 promulgated under the Exchange Act) with any other Proposing Person with respect to the stock of the Corporation, including any proposed nominee, (vi) any person with whom any person described in the foregoing clauses (i) through (iv) is knowingly acting in concert with respect to the capital stock of the Corporation, and (vii) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with any person described in the foregoing clauses (i) through (iv) with respect to any proposed nomination or business.
(10)The term “public announcement” shall mean disclosure (i) in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or is generally available on Internet news sites, (ii) in a document publicly filed by the Corporation with the SEC pursuant to Section 13, 14 or 15(d) of the Exchange Act or (iii) in a document delivered to all shareholders.
(11)The term “qualified representative”, in relation to any shareholder, shall mean (i) a duly authorized officer, manager or partner of such shareholder or (ii) a person authorized by a writing executed by such shareholder (or a reliable reproduction or an electronic transmission of such a writing) delivered by such shareholder to the Secretary at the principal executive offices of the Corporation prior to the making of any nomination or proposal at a meeting of shareholders stating that such person is authorized to act for such shareholder as proxy at the meeting of shareholders, which writing (or a reliable reproduction or an electronic transmission of such a writing) must be produced at least twenty-four (24) hours prior to the meeting of shareholders.
(12)The term “Subsidiary” shall mean any corporation or other entity fifty percent (50%) or more of the equity of which is beneficially owned by the Corporation; provided, however, that for purposes of the definition of Interested Person set forth in subsection (5) of this Article XIII and the definition of Person set forth in subsection (6) of this Article XIII, the term “Subsidiary” shall mean only a corporation of which a majority of each class of equity security is beneficially owned by the Corporation.
(13)The term “Substantial Part”, as used in reference to the assets or business of any Person means assets or business having a value of more than ten percent (10%) of the total consolidated assets of the Corporation and its Subsidiaries as of the end of the Corporation’s most recent fiscal year ending prior to the time the determination is made.
(14)For the purposes of determining the number of “votes held by holders” of shares, including Voting Stock, of the Corporation, each share shall have the number of votes granted to it pursuant to Article Fifth of the Articles of Incorporation of the Corporation.
(15)The term “Voting Stock” shall mean stock or other securities of the Corporation entitled to vote generally in the election of directors.